Exhibit 4.1

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of December 22, 2010, by and between Lighting Science Group Corporation, a Delaware corporation, with offices at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937 (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust company, with offices at 59 Maiden Lane, Plaza Level, New York, New York 10038 (the “Warrant Agent”).

RECITALS

WHEREAS, the Company initially filed that certain registration statement on Form S-1 (Registration No. 333-162966) with the Securities and Exchange Commission on November 6, 2009 relating to a rights offering (the “Rights Offering”), pursuant to which the Company offered units (“Units”) of its securities, each Unit consisting of one share of the Company’s Series D Non-Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Shares”) and one warrant (a “Warrant”) entitling the Holder (as defined below) thereof to purchase one share of Common Stock (as defined below) for $6.00, subject to adjustment as described herein;

WHEREAS, the Company consummated the Rights Offering on March 3, 2010 and issued 301,268 Units (the “Rights Offering Units”) to the participants in the Rights Offering;

WHEREAS, pursuant to the terms of that certain Convertible Note Agreement (the “Pegasus Convertible Note”), dated as of August 27, 2009, by and between Pegasus Partners IV, L.P. (“Pegasus”) and the Company, upon the closing of the Rights Offering, all of the then outstanding principal and accrued interest under the Pegasus Convertible Note automatically converted into 35,017,667 Units (the “Pegasus Units”);

WHEREAS, pursuant to the terms of that certain Convertible Note Agreement (the “Philips Convertible Note”), dated as of August 27, 2009, by and between Koninklijke Philips N.V. (“Philips”) and the Company, upon the closing of the Rights Offering, all of the outstanding principal and accrued interest under the Philips Convertible Note automatically converted into 5,330,482 Units (the “Philips Units” and, together with the Pegasus Units, the “Convertible Note Units”); provided, that the Warrants underlying the Philips Units have an exercise price of $12.00 per share, subject to adjustment as set forth in this Agreement;

WHEREAS, on April 19, 2010 Pegasus and its assignee(s) purchased and the Company issued 24,966,925 Units (the “Standby Purchase Units”) that were not subscribed for pursuant to the terms of the Rights Offering;

WHEREAS, pursuant to the terms of that certain Amended and Restated Guaranty Extension Agreement, dated as of March 15, 2010, as amended by that certain Amendment No. 1 to Amended and Restated Guaranty Extension Agreement, dated July 9, 2010, the Company issued Pegasus 1,555,860 Units on April 20, 2010 (the “April Guaranty Fee Units”) and 88,630 Units on July 9, 2010 (the “July Guaranty Fee Units”) in satisfaction of the guaranty fees payable by the Company to Pegasus thereunder;

WHEREAS, on September 30, 2010, the Company entered into that certain Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus and certain of its affiliates, pursuant to which the Company agreed, among other things, to: (i) file a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation, the effect of which would cause all Series D Preferred Shares to automatically convert into the right to receive shares of Common Stock (the “Series D Exchange”) and (ii) upon effectiveness of the Certificate of Amendment, cause (x) the Exercise Price (as defined herein) of each Warrant to be reduced by the accrued but unpaid Exercise Price Accrual (as defined herein) per Series D Preferred Share from the applicable Issuance Date (as defined below) through September 30, 2010 (the “Exercise Price Reduction”) and (y) each Holder to be credited an amount per share of Common Stock underlying a Warrant equal to all of the Exercise Price Accrual and LV Accrual (as defined herein) not otherwise distributed to such Holder pursuant to the Series D Exchange or the Exercise Price Reduction, which credited amount shall only be used to fund payment of the Exercise Price in accordance with Section 4(d) of this Agreement;

WHEREAS, as of the effective date of this Agreement, the Company filed the Certificate of Amendment with the Secretary of State of the State of Delaware and such Certificate of Amendment was declared effective;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Definitions.

The following terms as used in this Agreement have the following meanings:

(a) “Accrual Credit” has the meaning attributed to it in Section 8(j).

(b) “Accrual Credit Register” has the meaning attributed to it in Section 3(c)(iii).

(c) “Accrual Credit Triggering Event” shall mean the earlier of: (i) the eighth anniversary of the applicable Issuance Date or (ii) a Liquidation Event.

(d) “Acquiring Entity” has the meaning attributed to it in Section 9(a).

(e) “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(f) “April Guaranty Fee Units” has the meaning attributed to it in the recitals of this Agreement.

(g) “Agreement” has the meaning attributed to it in the preamble of this Agreement.

(h) “Business Day” means any day other than Saturday, Sunday or federal holiday.

(i) “Certificate of Amendment” has the meaning attributed to it in the recitals of this Agreement.

(j) “Change of Control” means (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company (other than pursuant to a joint venture arrangement or other transaction in which the Company, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another entity or a general partnership); (ii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than (A) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (B) solely as a result of the disposition by a stockholder of the Company to an Affiliate of such stockholder); (iii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (iv) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company (other than the acquisition by a Person or “group” that is an Affiliate of or Affiliated with a Person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Company); (v) the replacement of a majority of the Company’s Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement (other than as a result of the replacement of individuals previously nominated or elected by a stockholder and any of its Affiliates with individuals nominated or elected by such stockholder and its Affiliates); or (vi) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

(k) “Closing Price” on any date of determination means (i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is listed, (ii) if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau, Pink OTC Markets Inc. or any similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment banking firms that the Company selects for this purpose.

(l) “Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

(m) “Company” has the meaning attributed to it in the preamble of this Agreement.

(n) “Convertible Note Units” has the meaning attributed to it in the recitals of this Agreement.

(o) “Delivery Date” has the meaning attributed to it in Section 4(a).

(p) “Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

(q) “Ex Date” means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive an issuance or distribution.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exercise Date” has the meaning attributed to it in Section 4(a).

(t) “Exercise Documents” has the meaning attributed to it in Section 4(a).

(u) “Exercise Notice” has the meaning attributed to it in Section 4(a).

(v) “Exercise Price” is equal to $6.00, subject to adjustment as set forth in this Agreement; provided, that the Exercise Price with respect to any Warrants issued to Philips upon separation of the Philips Units shall be equal to $12.00, subject to adjustment as set forth in this Agreement.

(w) “Exercise Price Accrual” has the meaning assigned thereto in the Series D Certificate.

(x) “Exercise Price Reduction” has the meaning attributed to it in the recitals of this Agreement.

(y) “Expiration Date” means the twelfth anniversary of the Issuance Date or, if such date falls on a day that is not a Business Day or a day on which trading does not take place on the principal exchange or automated quotation system on which the Common Stock is traded, the next Business Day.

(z) “Holder” has the meaning attributed to it in Section 3(c)(ii).

(aa) “Issuance Date” means, (i) with respect to any Warrants issued upon separation of the Convertible Note Units or the Rights Offering Units, March 3, 2010 and, (ii) with respect to any Warrants issued upon separation of the Standby Purchase Units, April 19, 2010, and, (iii) with respect to any Warrants issued upon separation of the April Guaranty Fee Units, April 20, 2010, and (iv) with respect to any Warrants issued upon separation of the July Guaranty Fee Units, July 9, 2010.

(bb) “July Guaranty Fee Units” has the meaning attributed to it in the recitals of this Agreement.

(cc) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company or a Change of Control of the Company.

(dd) “Majority Holders” has the meaning attributed to it in Section 13.

(ee) “Payment” has the meaning attributed to it in Section 4(a).

(ff) “Pegasus” has the meaning attributed to it in the recitals of this Agreement.

(gg) “Pegasus Convertible Note” has the meaning attributed to it in the recitals of this Agreement.

(hh) “Pegasus Units” has the meaning attributed to it in the recitals of this Agreement.

(ii) “Person” means a natural person or entity, or a government or any division, department or agency thereof.

(jj) “Philips” has the meaning attributed to it in the recitals of this Agreement.

(kk) “Philips Convertible Note” has the meaning attributed to it in the recitals of this Agreement.

(ll) “Philips Units” has the meaning attributed to it in the recitals of this Agreement.

(mm) “Property Dividend” has the meaning attributed to it in Section 8(d).

(nn) “Recapitalization Agreement” has the meaning attributed to it in the recitals of this Agreement.

(oo) “Rights Offering” has the meaning attributed to it in the recitals of this Agreement.

(pp) “Rights Offering Units” has the meaning attributed to it in the recitals of this Agreement.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Series D Certificate” means the Certificate of Designation for the Company’s Series D Preferred Stock attached hereto as Exhibit A.

(ss) “Series D Exchange” has the meaning attributed to it in the recitals of this Agreement.

(tt) “Series D Preferred Shares” has the meaning attributed to it in the recitals of this Agreement.

(uu) “Series D Warrants” means, all of the Warrants underlying the: (i) Rights Offering Units, (ii) the Convertible Note Units, (iii) the Standby Purchase Units, (iv) the April Guaranty Fee Units and (v) the July Guaranty Fee Units.

(vv) “Standby Purchase Units” has the meaning attributed to it in the recitals of this Agreement.

(ww) “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

(xx) “Unit” has the meaning attributed to it in the recitals of this Agreement.

(yy) “Warrant” has the meaning attributed to it in the recitals of this Agreement.

(zz) “Warrant Certificate” has the meaning attributed to it in Section 3(a).

(aaa) “Warrant Register” has the meaning attributed to it in Section 3(c)(i).

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

Section 3. Warrants.

(a) Form of Warrant. Each Warrant shall be issued in certificated form only in substantially the form attached as Exhibit B hereto (a “Warrant Certificate”), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or President, and Treasurer or Secretary or Assistant Secretary of the

Company. In the event the Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b) Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

(c) Registration.

(i) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii) Registered Holder. The term “Holder” shall mean any Person in whose name ownership in the Warrants shall be registered upon the Warrant Register. Prior to due presentment for registration or transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(iii) Accrual Credit Register. The Warrant Agent shall separately maintain books (the “Accrual Credit Register”) for the registration of the amount of the Accrual Credit credited to the account of each Holder in accordance with Section 8(j) hereof.

Section 4. Exercise of Warrant.

(a) Each Warrant, when countersigned by the Warrant Agent, may be exercised by the Holder thereof, in whole or in part, on any Business Day and at any time prior to 5:00 p.m., Eastern Time, on the Expiration Date. Any exercise of a Warrant shall be effected by:

(i) delivery to the Warrant Agent at the office of the Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, of a written notice, in the form attached to Exhibit B hereto (the “Exercise Notice”), properly completed and executed, of Holder’s election to exercise the Warrant, specifying the number of shares of Common Stock to be purchased;

(ii) payment of an amount equal to the Exercise Price multiplied by the number of shares of Common Stock being purchased upon exercise (1) in cash or wire transfer of immediately available funds payable to the Company; (2) by means of a cashless exercise pursuant to Section 4(c); or (3) following any Accrual Credit Triggering Event, by applying the Accrual Credit (or any portion thereof, as applicable) credited to the account of such Holder pursuant to Section 4(d) (the foregoing methods set forth in (1) through (3) of this Section 4(a)(ii) referred to herein as the “Payment,” and any Payment may include any combination of such methods); and

(iii) the surrender to the Warrant Agent at the office of the Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, of the definitive Warrant Certificate evidencing the Warrants to be exercised.

The Company shall, not later than the fifth Business Day (the “Delivery Date”) following receipt of an Exercise Notice, the Payment and the Warrant Certificate (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled. Upon delivery of the Exercise Notice and the Payment (the “Exercise Date”), the Holder shall be deemed for all purposes to have become the holder of record of the shares of Common Stock with respect to which a Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing the shares of Common Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (i) a registration statement under the Securities Act with respect to the shares of Common Stock issuable upon the exercise of such Warrant is effective, or (ii) in the opinion of counsel to the Holder (which counsel shall be reasonably satisfactory to the Warrant Agent), the exercise of such Warrant is exempt from the registration requirements of the Securities Act and the shares of Common Stock issuable upon exercise of such Warrant are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Holder(s) thereof reside. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful.

(b) Unless the rights represented by a Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant Certificate representing the right to purchase the number of shares of Common Stock purchasable immediately prior to exercise of the Warrant, less the number of shares purchased upon exercise of the Warrant.

(c) In lieu of or in addition to exercising a Warrant by means of paying via cash or wire transfer or pursuant to Section 4(d), the Holder may elect to make the Payment by means of receiving shares equal to the value of the Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)/A

where	X	=	the number of shares issued to the Holder;

	Y	=	the number of shares purchasable (or portion thereof) under the Warrant that are being exercised at the date of the calculation;

	A	=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

	B	=	the Exercise Price on the date of the calculation

(d) If a Warrant is exercised following an Accrual Credit Triggering Event, then in lieu of or in addition to exercising a Warrant by means of paying via cash or wire transfer or pursuant to Section 4(c), the Holder may elect to make the Payment by applying all or any portion of the Accrual Credit credited to the account of such Holder equal to the Payment as calculated pursuant to Section 4(a) (less any amounts paid via cash or wire transfer or pursuant to Section 4(c)). Any amount of the Accrual Credit applied upon such exercise shall be deemed to have been surrendered by such Holder to the Company, and the Warrant Agent shall update the Accrual Credit Register to reflect such surrender. Notwithstanding the foregoing, no Holder shall be entitled to receive cash or other consideration in satisfaction of the excess of such Holder’s aggregate Accrual Credit over the required Payment.

(e) No fractional shares of Common Stock are to be issued upon the exercise of a Warrant, but rather the number of shares of Common Stock issued shall be rounded up or down to the nearest whole number.

(f) Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

Section 5. Covenants as to Common Stock. The Company hereby covenants and agrees as follows:

(a) The Warrants will be, and any Warrants issued in substitution for or in replacement of the Warrants upon issuance will be, duly authorized, executed and delivered.

(b) All shares of Common Stock issuable upon exercise of the Warrants will be, upon issuance, validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issue thereof.

(c) As long as the Warrants may be exercised, the Company will have authorized and reserved at least the number of shares of Common Stock needed to provide for the exercise of the rights then represented by each Warrant and any other Derivative Security then outstanding.

Section 6. Warrant Holder Not Deemed a Stockholder. Except as specifically provided in Section 4(a), nothing contained in this Agreement shall be construed to (a) grant the

Holder any rights to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the underlying shares of Common Stock.

Section 7. Ownership and Transfer.

(a) Warrants may only be offered, sold, transferred or assigned in accordance with this Section 7. Any such sale, transfer or assignment of a Warrant may include or exclude all or a portion of the Accrual Credit associated therewith and registered in the name of the transferring Holder. Any transfer of a Warrant shall indicate the amount of the Accrual Credit being transferred (in accordance with the form of transfer attached to Exhibit B hereto). No amount of the Accrual Credit registered in the name of a Holder may be sold, transferred or otherwise assigned other than in conjunction with a sale, transfer or assignment of Warrants.

(b) Warrant Certificates may be surrendered to the Warrant Agent, together with a written request for exchange or transfer (which in the case of any transfer, shall be in the form attached to Exhibit B hereto), and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrant Certificates as requested by the Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, that in the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant Certificate and issue a new Warrant Certificate or new Warrant Certificates in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrant Certificate or the new Warrant Certificates must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee, a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

(c) The delivery of the new Warrant Certificate by the Warrant Agent to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant. Subject to the terms of this Section 7, a Warrant may be divided or combined with other warrants that carry the same rights upon presentation of the underlying Warrant Certificate to the Warrant Agent at the office of the Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, together with a written notice signed by the Holder specifying the names and denominations in which the new Warrant Certificates are to be issued.

(d) Upon the valid exchange or transfer of any Warrant and Accrual Credit in accordance with this Section 7, the Warrant Agent shall register the transfer and the name of such transferee(s) upon the Warrant Register and the Accrual Credit Register, and such transferee(s) shall become a Holder for all purposes thereafter.

(e) The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrant Certificates required to be issued pursuant to the provisions of this Section 7, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

Section 8. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted from time to time as follows:

(a) Series D Exchange Exercise Price Reduction. Upon the effectiveness of this Agreement and in accordance with the Recapitalization Agreement, the Exercise Price of each Warrant shall be reduced by an amount equal to the applicable Exercise Price Reduction. For the avoidance of doubt and subject to the penultimate sentence of this Section 8(a), the Exercise Price Reduction per share of Common Stock underlying a Warrant for each applicable issuance of Units (calculated in accordance with the Series D Certificate and based on the applicable Issuance Date) shall be as follows:

Unit Category	Issuance Date	Exercise Price Reduction
		(per share of Common Stock underlying a Warrant)
Rights Offering Units	March 3, 2010	$0.0989
Convertible Note Units	March 3, 2010	$0.0989
Standby Purchase Units	April 19, 2010	$0.0768
April Guarantee Fee Units	April 20, 2010	$0.0764
July Guaranty Fee Units	July 9, 2010	$0.0389

The foregoing notwithstanding, upon the effectiveness of this Agreement and in accordance with the Recapitalization Agreement, each Warrant held by Pegasus or LSGC Holdings LLC at the time of the effectiveness of this Agreement shall be entitled to an Exercise Price Reduction per share of Common Stock underlying such Warrant(s) equal to $0.08947.

(b) Stock Splits. If the Company subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of shares of Common Stock issuable upon exercise of each Warrant will be proportionately increased. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the

Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of shares of Common Stock issuable upon exercise of each Warrant will be proportionately decreased. Any adjustment under this Section 8(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Stock Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in shares of Common Stock or Derivative Securities, the number of shares of Common Stock issuable upon exercise of each Warrant will be proportionately increased and the Exercise Price in effect immediately prior to the declaration of the dividend or distribution will be reduced to the quotient obtained by dividing (i) the number of shares of Common Stock outstanding immediately prior to the declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after the declaration (assuming the exercise or conversion of any such Derivative Securities for cash (not on a “cashless” basis)).

(d) Adjustment for Property Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than (i) Common Stock pursuant to which another provision of this Section 8 applies or (ii) any dividend or distribution upon a merger or consolidation or sale to which Section 9 applies) (a “Property Dividend”), then and in each such event the Exercise Price for each Warrant in effect immediately prior to the close of business on the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Company) of such Property Dividend so distributed for each share of Common Stock.

Any adjustment under this Section 8(d) shall, become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive a Property Dividend. If the Board of Directors determines the fair market value of any Property Dividend for purposes of this Section 8(d) by reference to the actual or when issued trading market for any securities comprising such Property Dividend, it must in doing so consider the prices in such market over the same period used in computing the Fair Market Value (pursuant to Section 8(f)) per share of Common Stock.

For purposes of clarity, if a declared Property Dividend would have reduced the Exercise Price to an amount below $0, the Exercise Price will be reduced to $0 and any remaining fair market value of the Property Dividend that would have resulted in a reduction of the Exercise Price below $0 shall be reflected in an increase of the number of shares issuable upon exercise of this Warrant pursuant to Section 8(e) hereto.

(e) Adjustment for Property Dividend In Special Circumstances. In the event that the Exercise Price is or has been reduced to $0 or a price that rounds to $0 due to adjustments to the Exercise Price pursuant to Section 8(d) and the Company declares a dividend or any other distribution upon the Common Stock that is a Property Dividend, this Section 8(e) shall apply and the number of shares of Common Stock issuable upon exercise of a Warrant shall be adjusted in accordance with the formula:

N’	=	N	x	M
M - F

where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of a Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of a Warrant.

M =	the Closing Price per share of Common Stock on the Business Day immediately preceding the Ex Date for such distribution.

F =	the fair market value on the Ex Date for such distribution of the assets, securities, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Board of Directors of the Company shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

This Section 8(e) does not apply to regular quarterly cash dividends. If any adjustment is made pursuant to this Section 8(e) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, this Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the Ex Date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this Section 8(e), if “M-F” in the above formula is less than $1.00, the Company may elect to, and if “M-F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this Section 8(e), distribute to the holder of a Warrant, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holder had such Warrant been exercised (for cash) immediately prior to the record date for such distribution.

(f) Issuance of Common Stock Below Current Fair Market Value. If the Company shall issue or sell shares of Common Stock, or Derivative Securities containing the right to subscribe for or purchase shares of Common Stock to someone other than the Holder, at a price per share (determined, in the case of such Derivative Securities, by dividing (A) the total amount receivable by the Company in consideration of the issuance and sale of such Derivative Securities, plus the total consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such Derivative Securities) that is lower than the then current Fair Market Value (defined below) per share of Common Stock in effect immediately prior to such sale or issuance, then (1) the number of shares of Common Stock issuable upon exercise of each Warrant shall be increased by adding the number of shares of Common Stock theretofore issuable upon exercise of such Warrant to the product of (x) the Cheap Stock Issued (defined below), multiplied by (y) the Ownership Ratio (defined below); and (2) the Exercise Price shall be reduced by multiplying the then current Exercise Price by a fraction of which, the numerator shall be the number of shares of Common Stock issuable upon exercise of each Warrant immediately prior to such sale or issuance and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of such Warrant after adjustment pursuant to clause (1), above. Such adjustment shall be made successively whenever any such sale or issuance is made.

“Cheap Stock Issued” shall be the number of additional shares of Common Stock issued or offered by the Company for subscription or purchase as described above minus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then current Fair Market Value per share of Common Stock.

“Ownership Ratio” shall be a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of each Warrant prior to such time, and the denominator of which shall be the number of shares of Common Stock then outstanding on the date of issuance or sale of such shares of Common Stock or such Derivative Securities. For purposes of such adjustments, the shares of Common Stock which the holder of any such Derivative Securities shall be entitled to subscribe for or purchase (assuming the exercise or conversion of any such Derivative Securities for cash (not on a “cashless” basis)) shall be deemed to be issued and outstanding as of the date of the sale and issuance of the rights, warrants or convertible or exchangeable securities.

“Fair Market Value” shall be equal to a discount of 10% to the average VWAP of the Common Stock for the 30 days preceding the issuance of such shares of Common Stock, or Derivative Securities.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets.

(g) Other Adjustments.

(i) Notwithstanding anything to the contrary contained in this Section 8, if, at any time while a Warrant is outstanding, the Company shall issue or sell shares of Common Stock, or Derivative Securities to someone other than the Holder, at a price per share (determined, in the case of such Derivative Securities, by dividing (A) the total amount receivable by the Company in consideration of the issuance and sale of such Derivative Securities, plus the total consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such Derivative Securities) that is lower than the Exercise Price, the Company shall adjust the Exercise Price and number of shares into which each Warrant is convertible so that such Warrant shall be exercisable for the same percentage of the outstanding Common Stock (on an “as converted” basis) following the issuance or sale of such other shares of Common Stock or Derivative Securities for the same aggregate consideration prior to such adjustment; provided, that such adjustments shall only be made for the benefit of the Holder of this Warrant.

(ii) Notwithstanding anything to the contrary contained in this Section 8, if, at any time while a Warrant is outstanding, the number of shares underlying any Derivative Security, and/or the exercise or conversion price of such Derivative Security adjusts or would have adjusted for any reason (including as a result of the issuance of a Warrant) and the terms, manner or method of such adjustment are more favorable than the adjustment provisions contained in this Section 8, the Company shall adjust the Exercise Price and/or number of shares into which each Warrant is convertible in order to give the Holder the benefit of the more favorable terms, manner and/or method; provided, that no adjustment shall be made pursuant to this Section 8(g)(ii): (A) if an adjustment is otherwise required pursuant to another provision contained in this Section 8; or (B) if the additional adjustment that may be required by this Section 8(g)(ii) would not require a decrease or increase of at least 1% in the Exercise Price then in effect or the number of shares of Common Stock issuable upon exercise of a Warrant; provided, that any adjustments that, by reason of this clause (B) of this Section 8(g)(ii), are not required to be made shall be carried forward and taken into account in any subsequent adjustment. For the avoidance of doubt, the Exercise Price and number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted so that such Warrant shall be exercisable for the same percentage of the outstanding Common Stock (on a fully diluted basis) following the adjustment of such other Derivative Security pursuant to the foregoing sentence for the same aggregate consideration prior to such adjustment; provided, that following such adjustment, if the exercise price of such other Derivate Security is less than the Exercise Price, the Exercise Price shall be reduced to the same exercise price as the Derivative Security; provided further, that such adjustments shall only be made for the benefit of the Holder of this Warrant.

(iii) Pursuant to the Recapitalization Agreement and in accordance with Section 13 of this Agreement, each of Section 8(g)(i) and Section 8(g)(ii) will be irrevocably and permanently waived for all Warrants immediately following the effectiveness of the Certificate of Amendment and subject only to the Company’s confirmation that Pegasus and/or its Affiliates are the Majority Holders, which confirmation shall be communicated to the Warrant Agent in writing by the Company as promptly as practicable following such confirmation.

(h) Section 8(f) and Section 8(g)(i) shall not apply to: (i) securities issued to employees, officers, directors, consultants or other service providers of the Company pursuant to a plan or agreement approved by the board of directors, including the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, (ii) securities issued to settle the Company’s directors’ fees, (iii) securities issued pursuant to the exercise or conversion of currently issued Derivative Securities, restricted stock, or other derivative instruments of the Company, (iv) securities issued as a dividend on preferred stock of the Company, and (v) securities issued pursuant to an acquisition of shares or assets of a target company at a value not less than the fair market value as determined by an independent investment banking firm.

(i) Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable on exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in this Section 8 other than those events specified in Section 8(j), then, in any such event, the Company shall give written notice to the Holder, at the last address set forth for such Holder in the Warrant Register, of the foregoing information provided to the Warrant Agent and the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. Within thirty days following the occurrence of any event requiring an adjustment pursuant to this Section 8, the Warrant Agent shall issue each Holder a new Warrant Certificate reflecting the required adjustment(s) to the Warrant, subject only to the permanent surrender by the Holder of the Warrant Certificate for which such new Warrant Certificate relates.

(j) Accrual Credit. Upon the effectiveness of this Agreement and in accordance with the Recapitalization Agreement, each Holder of Warrants shall be credited an amount per share of Common Stock underlying a Warrant equal to all of the Exercise Price Accrual and LV Accrual not otherwise distributed to such Holder pursuant to the Series D Exchange or the Exercise Price Reduction specified in Section 8(a) (the “Accrual Credit”). The Accrual Credit shall remain credited to the account of such Holder until: (i) used to fund the payment of the Exercise Price of all or a portion of such Holder’s Warrants in accordance with Section 4(d), (ii) transferred in accordance with the terms of this Agreement or (iii) the date that such Holder’s Warrants are no longer exercisable in accordance with the terms of this Agreement. Notwithstanding the foregoing, a Holder’s Accrual Credit may only be used to fund the payment of the Exercise Price of such Holder’s Warrants and in the event that such Holder’s Warrants are permanently no longer exercisable in accordance with the terms of this

Agreement, any remaining Accrual Credit credited to the account of such Holder shall be deemed to be forfeited to the Company. For the avoidance of doubt and subject to the penultimate sentence of this Section 8(j), the Accrual Credit per share of Common Stock underlying a Warrant for each applicable issuance of Units (calculated in accordance with the Series D Certificate and based on the applicable Issuance Date) shall be as follows:

Unit Category	Issuance Date	Accrual Credit
		(per share of Common Stock underlying a Warrant)
Rights Offering Units	March 3, 2010	$4.8486
Convertible Note Units	March 3, 2010	$4.8486
Standby Purchase Units	April 19, 2010	$4.8810
April Guarantee Fee Units	April 20, 2010	$4.8817
July Guaranty Fee Units	July 9, 2010	$4.9368

The foregoing notwithstanding, upon the effectiveness of this Agreement and in accordance with the Recapitalization Agreement, each Warrant held by Pegasus or LSGC Holdings LLC at the time of the effectiveness of this Agreement shall have an Accrual Credit equal to $4.86243.

Section 9. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.

(a) Upon the consummation of any Change of Control following which the Company is not a surviving entity, the Company will secure from the successor resulting from the Change of Control (the “Acquiring Entity”) a written agreement to deliver to each Holder in exchange for each Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Agreement and reasonably satisfactory to each Holder. Prior to the consummation of any Change of Control, the Company shall make appropriate provision to insure that each Holder will thereafter have the right to acquire and receive in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of each Warrant, such shares of stock, securities or assets that would have been issued or payable in the Change of Control with respect to or in exchange for the number of shares of Common Stock that would have been acquirable upon exercise of each Warrant as of the date of the Change of Control.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may agree on such terms reasonably satisfactory to the Company and the Warrant Agent as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

Section 11. Concerning the Warrant Agent and Other Matters.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Operating Office or Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

(b) Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs, and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible to make any adjustments required under the provisions of Section 8 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(d) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

(e) Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

(f) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of a Warrant (who shall, with such notice, submit his, her, or its Warrant for inspection by the Company or such other evidence reasonably satisfactory to the Company), then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(g) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

(h) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

(i) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder; provided, that no premium, overhead, processing, or other such charges shall be added to actual expenses to be paid by the Company.

(j) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 12. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by fax transmittal (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and fax numbers for communications shall be:

If to the Company:

Lighting Science Group Corporation

Attention: Chief Financial Officer

Building 2A, 1227 South Patrick Drive

Satellite Beach, FL 32937

Tel: (321) 779-5520

Fax: (321) 779-5521

Attention: Chief Financial Officer

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Fax: (214) 200-0577

Attention: Greg R. Samuel, Esq.

If to the Warrant Agent (until another address is filed in writing by the Warrant Agent with the Company):

American Stock Transfer & Trust Company, LLC

59 Maiden Lane, Plaza Level

New York, NY 10038

Attn: Compliance Department

Written confirmation of receipt (A) given by the recipient of any notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s fax machine containing the time, date, recipient fax number and an image of the first page of the transmission, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt.

Section 13. Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company, the Warrant Agent and the Holder. This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. No provision hereunder may be waived other than in a written instrument executed by the waiving party. Notwithstanding the foregoing, the Holder hereby agrees that the holders of the then unexercised Series D Warrants representing the right to purchase a majority of the shares of Common Stock underlying the Series D Warrants (the “Majority Holders”) shall have the right to waive compliance by the Company with Section 8(g)(i) and Section 8(g)(ii) hereof, and which waiver may permanently waive such compliance. FURTHERMORE, THE HOLDER HEREBY ACKNOWLEDGES ITS UNDERSTANDING THAT THE MAJORITY HOLDERS MAY, IN CERTAIN CIRCUMSTANCES, AGREE TO SUCH WAIVER WITH RESPECT TO TRANSACTIONS BETWEEN THE COMPANY AND THE MAJORITY HOLDERS, AND THAT SUCH TRANSACTIONS MAY PROVIDE BENEFIT TO THE MAJORITY HOLDERS UNRELATED TO THIS WARRANT, AND THE HOLDER HEREBY AGREES THAT, THIS WARRANT CONFERS NO RIGHT WHATSOEVER TO PARTICIPATE IN ANY SUCH TRANSACTION OR RECEIVE ANY CONSIDERATION WITH RESPECT THERETO.

Section 14. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

Section 15. Governing Law. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 16. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent (or, if applicable, at the office of its successor) in the Borough of Manhattan, City and State of New York, for inspection by the Holder of any Warrant. The Warrant Agent may require any such Holder to submit its Warrant Certificate for inspection by the Warrant Agent.

Section 17. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 18. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.

Section 19. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

*****

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of December 22, 2010.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

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